UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: * Impact Shares Funds I Trust

Address of Principal Business Office (No. & Street, City, State, Zip Code):

2189 Broken Bend, Frisco Texas 75034

Telephone Number (including area code): 469-442-8424

Name and address of agent for service of process:

Ethan Powell 2189 Broken Bend, Frisco Texas 75034

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:    YES  ☒* *     NO  ☐

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf of the city of Wilmington and state of Delaware on the 16 day of November 2017.

Signature	/s/ Ethan Powell

BY	Ethan Powell
TITLE President

Attest:	/s/Gabriel A. Palacios Gabriel A. Palacios
(Name)

Notary Public (Title)

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